News Release


        Date:
              July 16, 1997

     Contact:
              Katherine Taylor                               [LOGO OF
              Investor Relations Manager               AMCORE FINANCIAL, INC.]
              815-961-7164

              John Hecht
              Chief Financial Officer
              815-961-7003




                AMCORE FINANCIAL COMPLETES ITS ACQUISITION OF
                     COUNTRY BANK SHARES, MT. HOREB, WIS.

    ROCKFORD, IL.    AMCORE Financial, Inc. has expanded its presence in
Wisconsin with the completion of the acquisition of Country Bank Shares ("Country"), Mt. Horeb, Wis.

    We're very excited to add Country Bank Shares to the AMCORE family, said Robert J. Meuleman, president and chief executive officer of AMCORE. Country is a strong, well run institution that will play an important part in our super community banking initiative in Wisconsin.

    AMCORE s growth strategy is to acquire well managed, profitable banks that are leaders in their communities. This is a win-win situation because the acquired banks retain their local management, board of directors and continue to serve their communities while having access to the resources of a large financial services company, said Meuleman.

    Country has five banks operating in nine communities in southern and central Wisconsin, including Mt. Horeb, Verona, Belleville, Darien, Clinton, Darlington, Argyle, Montello and Westfield. The banks will adopt the AMCORE name at closing.

    AMCORE will now have over $3.6 billion in assets with 41 locations in Illinois and 13 in Wisconsin. In April, AMCORE acquired First National Bancorp., Inc. of Monroe, Wis., which became AMCORE South Central. The acquisition of Country, with over $300 million in assets, will bring AMCORE's assets in Wisconsin to over $500 million.

    AMCORE will issue 3.7959 common shares in exchange for each share of the 433,699 Country common shares outstanding, or a total of 1,646,278 shares.



AMCORE Financial, Inc.
501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037 Telephone 815 968-2241

    Last year, Country earned nearly $2.7 million. Since the acquisition was not finalized until July 16, the profits and assets of Country and AMCORE will not be reported on a combined basis until the third quarter. The transaction is being accounted for as a pooling of interests.

    Acquisition expenses related to Country of $555,000 will be recorded on AMCORE's books in the second quarter. Country will record merger related charges of approximately $1.9 million in the second quarter, however, the total charge of approximately $2.5 million will not be fully reflected in AMCORE's consolidated earnings until restated on the effective date of the merger. The Country merger charges relate to data processing integration expenses, legal, accounting and investment banking fees and the closing of a duplicate facility in Belleville, Wis. AMCORE previously announced a second quarter after tax charge of $1.3 million for expenses related to the acquisition of First National Bancorp., Inc.

    In addition to its banking subsidiaries, AMCORE's holdings include five financial services companies: AMCORE Investment Group, N.A., including trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service.

    This news release, other than historical financial and other information, may consist of forward-looking statements that involve risk and uncertainties, including the risks detailed from time-to-time in the company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 1996. Actual results may vary materially.

    AMCORE common stock is listed on NASDAQ under the symbol AMFI. AMCORE Financial Inc. may be reached on the Internet at http://www.AMCORE.com.